Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:
Daniel Greenberg, Chairman & CEO	Roger Pondel/Laurie Berman
Electro Rent Corporation	PondelWilkinson Inc.
818-786-2525	310-279-5980
investor@pondel.com

ELECTRO RENT REPORTS CONTINUED STRONG OPERATING RESULTS
FOR FISCAL 2008 THIRD QUARTER

VAN NUYS, Calif. - April 7, 2008 - Electro Rent Corporation (NASDAQ:ELRC) today reported strong operating results for the third quarter and first nine months of fiscal 2008 ended February 29, 2008.

“Several ongoing positive trends in our business helped drive double-digit growth in revenue and operating profit in the third quarter, despite the normal seasonality we typically encounter during the period,” said Electro Rent’s Chairman and CEO Daniel Greenberg. “International sales increased once again, demand for test and measurement equipment remained strong, and business in our distribution channel remained very positive. At the same time, the company continued to benefit from a highly efficient infrastructure.”

Total revenues increased 14.8% to $35.2 million in the third quarter of fiscal 2008, from $30.7 million in the same period last year. Rental and lease revenue grew 6.2% to $26.2 million from $24.7 million in the third quarter of fiscal 2007. Equipment sales and other revenues increased 50.2% to $9.0 million in the fiscal 2008 third quarter from $6.0 million a year ago.

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Corporate Headquarters: 6060 Sepulveda Boulevard, Van Nuys, California 91411 - 2525
(818) 787 - 2100 • Fax (818) 786 - 4345 • (800) 866 - 1111

SG&A expenses for the third quarter of fiscal 2008 were $10.3 million, or 29.3% of total revenues, compared with $9.8 million, or 32.0% of total revenues, in the year-ago period. Total operating expenses for the 2008 third fiscal quarter were $28.3 million, compared with $24.6 million a year earlier, primarily reflecting higher equipment sales costs commensurate with higher equipment revenue levels. Operating margin was approximately 20.0% in both the third quarter of fiscal 2008 and the prior-year period.

Operating profit in the fiscal 2008 third quarter increased 14.3% to $6.9 million, from $6.1 million in last year’s third quarter. Net income for the third quarter of fiscal 2008 was $4.8 million, or $0.19 per diluted share, compared with $5.2 million, or $0.20 per diluted share, last year, which included a $1.6 million settlement related to proceeds received from a prior class action lawsuit.

“We developed further momentum in our international business during the quarter, especially in Europe, where we are beginning to have greater impact with key customers, and in China, where we are successfully broadening our reach and expanding our presence,” Greenberg said. “Our distribution channel continues to grow from a standing start just 18 months ago.”

For the first nine months of fiscal 2008, total revenues increased 13.0% to $104.3 million from $92.3 million last year. Rental and lease revenue in the fiscal 2008 year-to-date period grew 6.8% to $81.1 million from $75.9 million in the first nine months of fiscal 2007. Revenue from equipment sales and other revenues increased 41.7% to $23.2 million from $16.3 million last year.

SG&A expenses were $31.0 million, in the first nine months of fiscal 2008, versus $30.6 million in the prior year period, but declined to 29.8% of total revenues in the fiscal 2008 year-to-date period from 33.1% last year. Total operating expenses for the first nine months of fiscal 2008 were $81.2 million, compared with $71.9 million in the same period last year, but operating margin was steady in both periods at approximately 22.0%.

Operating profit for the first nine months of fiscal 2008 increased 13.1% to $23.0 million, from $20.4 million in the prior-year period. Net income for the fiscal 2008 year-to-date period was $15.9 million, or $0.61 per diluted share, compared with $14.9 million, or $0.57 per diluted share, a year ago, which included the $1.6 million settlement.

Equipment purchases were $19.9 million and $52.8 million for the third quarter and first nine months of fiscal 2008, respectively, compared with $11.3 million and $47.0 million for third quarter and first nine months of fiscal 2007. The book value of Electro Rent's equipment pool rose to $167.8 million at February 29, 2008 from $161.8 million at May 31, 2007. Total shareholders' equity increased to $251.5 million at February 29, 2008 from $243.5 million at May 31, 2007. As of February 29, 2008, the company had no debt.

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“We are continuing to strategically broaden our customer relationships, product reach and geographic market penetration,” Greenberg said. “These initiatives will provide Electro Rent with the ability to more consistently build our revenue base and grow profits over the long-term.”

At February 29, 2008, Electro Rent had $58.3 million in cash and cash equivalents and $23.6 million in auction rate securities (ARS) for a total cash, cash equivalents and investments balance of $81.9 million, compared with $80.7 million at May 31, 2007. The company’s ARS are long-term debt instruments backed by student loans, substantially all of which are guaranteed by the U.S. government and all of which have credit ratings of AAA or Aaa. None of Electro Rent’s ARS are mortgage-backed debt. Historically, these ARS have been highly liquid, using a Dutch auction process that resets the applicable interest rate at predetermined intervals, typically every 35 days, to provide liquidity at par. However, as a result of recent liquidity issues experienced in the global credit and capital markets, the auctions for all of the company’s ARS failed beginning in February 2008 when sell orders exceeded buy orders. The failures of these auctions do not affect the value of the collateral underlying the ARS, and Electro Rent will continue to earn and receive interest on its ARS at contractually set rates, which are nominally higher than the interest rates earned prior to the auction failures. Based on these considerations and the fair market values provided by the company’s independent broker as of February 29, 2008, Electro Rent does not believe its ARS were impaired at February 29, 2008 and therefore continued to carry them at par. However, the company will not be able to liquidate its ARS until the issuer calls the security, a successful auction occurs, a buyer is found outside of the auction process or the security matures. Additional information about Electro Rent’s ARS investments can be found in the company’s Form 10-Q for the period ended February 29, 2008.

On April 1, 2008, our independent broker informed us that it developed a model that estimated the fair market value of our ARS as of March 31, 2008 to be $0.8 million lower than the $23.6 million we reported as of February 29, 2008, primarily due to their lack of liquidity. In determining a discount factor for each ARS, the model weighted various factors, including their high credit quality, maturity, probability to be called, lack of liquidity and comparable securities of the issuer, if any. Also, our broker confirmed that par prices reported for our ARS at February 29, 2008 are still valid. We consider declines in ARS fair market values due to lack of liquidity to be a temporary impairment that will be recorded as an unrealized loss in the shareholders’ equity section of our balance sheets in future periods.

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About Electro Rent

Electro Rent Corporation (www.ElectroRent.com) is one of the largest global organizations devoted to the rental, leasing and sales of general purpose electronic test equipment, personal computers and servers.

"Safe Harbor" Statement:

Except for the historical statements and discussions above, our statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. These forward-looking statements, which include statements about positive trends in our business, continued improvements in our international business, traction of our distribution channel strategy and progress toward achieving the company’s longer-term strategic objectives, among others, reflect our management's current views with respect to future events and financial performance; however, you should not put undue reliance on these statements. When used, the words "anticipates," "believes," "expects," "intends," "future," and other similar expressions identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. We believe our management's assumptions are reasonable; nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, our actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material. Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in our periodic reports on Form 10-K and 10-Q and our other filings with the Securities and Exchange Commission. Should one or more of the risks discussed, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, expected or projected. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

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ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; 000's omitted, except per share data)

	Three Months Ended		Nine Months Ended
	February 29,	February 28,	February 29,	February 28,
	2008	2007	2008	2007

Revenues:
Rentals and leases	$26,244	$24,716	$81,113	$75,918
Sales of equipment and other revenues	8,973	5,974	23,154	16,336

Total revenues	35,217	30,690	104,267	92,254

Operating expenses:
Depreciation of rental and lease equipment	11,265	11,097	33,469	31,489
Costs of revenues other than deprecation of rental and lease equipment	6,694	3,724	16,746	9,838
Selling, general and administrative expenses	10,329	9,809	31,030	30,564

Total operating expenses	28,288	24,630	81,245	71,891

Operating profit	6,929	6,060	23,022	20,363

Interest income, net	854	978	2,627	2,827

Income from settlement	-	1,571	-	1,571

Income before income taxes	7,783	8,609	25,649	24,761

Income tax provision	2,939	3,411	9,755	9,880

Net income	$4,844	$5,198	$15,894	$14,881

Earnings per share:
Basic	$0.19	$0.20	$0.61	$0.58
Diluted	$0.19	$0.20	$0.61	$0.57

Shares used in per share calculation:
Basic	25,934	25,808	25,897	25,654
Diluted	26,092	26,131	26,070	26,036

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ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; 000's omitted, except share data)

	February 29,	May 31,
	2008	2007
ASSETS

Cash and cash equivalents	$58,307	$57,172
Investments	23,600	23,550
Accounts receivable, net of allowance for doubtful accounts of $311 and $251	20,492	17,161
Rental and lease equipment, net of accumulated depreciation of $156,153 and $140,164	167,775	161,806
Other property, net of accumulated depreciation and amortization of $14,562 and $13,761	14,494	14,990
Goodwill	3,109	2,859
Intangibles, net of amortization of $1,322 and $904	1,153	1,571
Other	5,013	5,710
	$293,943	$284,819

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Accounts payable	$7,437	$10,084
Accrued expenses	14,575	11,019
Deferred revenue	4,992	5,047
Deferred tax liability	15,465	15,190
Total liabilities	42,469	41,340

Commitments and contingencies

Shareholders' equity:
Preferred stock, $1 par - shares authorized 1,000,000; none issued
Common stock, no par - shares authorized 40,000,000; issued and outstanding February 29, 2008 - 25,942,391; May 31, 2007 - 25,812,943	33,775	32,212
Retained earnings	217,699	211,267
Total shareholders' equity	251,474	243,479
	$293,943	$284,819

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